UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 9, 2011

PSM Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-151807	90-0332127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1112 N. Main Street, Roswell, NM	88201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (575) 624-4170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01             Entry into a Material Definitive Agreement.

On March 9, 2011, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with United Community Mortgage Corp. (“UCMC”), a New Jersey corporation, and its sole shareholder, Edward Kenmure, Prime Source Mortgage, Inc. (“PSMI”), and PSM Acquisition, Inc., a newly created New Jersey corporation and wholly owned subsidiary of PSMI (“Merger Sub”).  At the closing of the transaction Merger Sub will be merged with and into UCMC.  UCMC will be the surviving corporation of the merger and will become a wholly owned subsidiary of PSMI and will become our New Jersey branch.  Mr. Kenmure, as the sole shareholder of UCMC will receive 2,392,858 shares of our company in exchange for all of the outstanding equity securities of UCMC. As a result of the transaction, Mr. Kenmure will own approximately 14% of the outstanding common shares of our company.  The common shares issued by us to Kenmure will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  Closing is scheduled for March 15, 2011, and is subject to certain conditions, including no material changes in the business or financial condition of the entities, the continued accuracy of the representations and warranties of the parties contained in the agreement.  A copy of the Merger Agreement is included as an exhibit with this report.

The Merger Agreement also provides that at closing we will appoint Mr. Kenmure as a director of PSM Holdings, Inc. and that PSMI will enter into a full-time employment agreement with him to serve as vice-president of PSMI.  The term of his employment agreement would be for two years commencing effective with the closing of the Merger Agreement, with automatic one-year extensions unless notice is given by either party.  A copy of the proposed employment agreement is attached as an exhibit to the Merger Agreement.

In connection with the signing of the Merger Agreement, we issued a press release, a copy of which is included as an exhibit to this filing.

Item 9.01         Financial Statements and Exhibits

Exhibit 2.1	Agreement and Plan of Merger dated March 9, 2011
Exhibit 99.1	Press Release dated March 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSM Holdings, Inc.

Date: March 11, 2011	By	/s/ Ron Hanna
Ron Hanna, President